Exhibit 4.2

Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of August 2, 2021 (this “Supplemental Indenture”), among Victoria’s Secret Stores, LLC, Victoria’s Secret Direct Brand Management, LLC, Intimate Apparel Brand Management, LP, MII Brand Import, LLC, LB US Holding, LLC and VS Service Company, LLC, (the “New Subsidiary Guarantors”), Victoria’s Secret & Co. (the “Company”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore become parties to an Indenture, dated as of July 15, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, Section 1301 of the Indenture provides that, on the Escrow Release Date, the Company is required to cause each of its Wholly Owned Domestic Restricted Subsidiaries that Guarantees, or is a co-borrower in respect of, the Senior Term Facility or the ABL Facility to execute and deliver to the Trustee a supplemental indenture pursuant to which each such Wholly Owned Domestic Restricted Subsidiary shall guarantee the Subsidiary Guaranteed Obligations pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause (i)  each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture and (ii) each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Subsidiary Guaranteed Obligations pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Subsidiary Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Subsidiary Guarantor has guaranteed, and on such New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the ABL Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.              Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.              Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3.              Termination, Release and Discharge. The New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the New Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4.              Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5.              Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.              Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7.              Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.              Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LB US HOLDING, LLC
MII BRAND IMPORT, LLC
VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC
VICTORIA’S SECRET STORES BRAND MANAGEMENT, LLC
VICTORIA’S SECRET STORES, LLC
VS SERVICE COMPANY, LLC,
as Subsidiary Guarantor

By:	/s/ Todd Helvie
Name:	Todd Helvie
Title:	Senior Vice President

INTIMATE APPAREL BRAND MANAGEMENT, LP

INTIMATE APPAREL BRAND MANAGEMENT GP, LLC,
as sole general partner

By:	/s/ Todd Helvie
Name:	Todd Helvie
Title:	Senior Vice President

VICTORIA’S SECRET & CO.

By:	/s/ Todd Helvie
Name:	Todd Helvie
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Scott Miller
Authorized Officer

[Signature Page to Supplemental Indenture]